Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

April 28, 2016

Tallgrass Energy Partners, LP

4200 W. 115th Street

Suite 350

Leawood, KS 66211

Ladies and Gentlemen:

We have acted as counsel for Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by the Partnership or sold by the selling security holders identified therein (the “Selling Security Holders”) from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued and sold by the Partnership or sold by selling security holders; (ii) preferred units representing limited partner interests in the Partnership (the “Preferred Units”) that may be issued and sold by the Partnership or sold by selling security holders; (iii) partnership securities representing limited partner interests in the Partnership (the “Partnership Securities”) that may be issued and sold by the Partnership or sold by selling security holders; and (iv) 2,416,987 Common Units that may be sold by the Selling Security Holders. The Common Units, the Preferred Units, and the Partnership Securities are collectively referred to herein as the “Securities.”

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, statutes and other instruments and documents, and (v) the Registration Statement and the prospectus contained therein (the “Prospectus”) as a basis for the opinions hereafter expressed.

April 28, 2016

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; (v) any securities issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; (vi) the certificates for the Common Units, Preferred Units, and Partnership Securities will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, Preferred Units, and Partnership Securities, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that: (i) with respect to Common Units, Preferred Units, and Partnership Securities to be issued and sold by the Partnership, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, Preferred Units, and/or Partnership Securities, the terms of the offering thereof and related matters, and (b) such Common Units, Preferred Units, and/or Partnership Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, such Common Units, Preferred Units, and/or Partnership Securities will be duly authorized and validly issued and will be fully paid and nonassessable; and (ii) with respect to the Common Units to be sold by the Selling Security Holders, such Common Units have been duly authorized and are validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable federal law of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.